Exhibit 99.1

BigCommerce Merchants See 31% GMV Increase on Black Friday, Outpacing Broader Retail Industry

The first two days of Cyber Week were as busy and successful as ever for BigCommerce merchants, despite retailers starting holiday promotions earlier

AUSTIN, Texas — November 28, 2022 — BigCommerce (Nasdaq: BIGC), a leading Open SaaS ecommerce platform for fast-growing and established B2C and B2B brands, today reported its merchants experienced significant increases in sales on Thanksgiving Day and Black Friday compared to last year and outpaced overall retail performance during the critical start of Cyber Week.

On Black Friday, BigCommerce merchant gross merchandise value (GMV) increased 31%, bolstered by a 25% increase in total orders and a 4.5% increase in AOV, compared to Black Friday 2021. Overall U.S. sales on Black Friday were up 1.4% over 2021, according to Adobe Analytics.

On Thanksgiving, GMV for BigCommerce stores was up 23% with total orders increasing 22% compared to Thanksgiving 2021. The average order value (AOV) was nearly 1% higher over last year. More broadly, U.S. sales on Thanksgiving were up 2.9% year-over-year, according to Adobe Analytics, setting a record of $5.3 billion. Globally, Thanksgiving sales increased 1% to $31 billion, according to data from Salesforce.

The National Retail Federation (NRF) projects U.S. holiday sales to grow 6-8% year-over-year, compared to the 13.5% growth seen in 2021.

“Given the soft global economy, this year’s peak holiday sales week is more important than ever. With a year-over-year sales increase of 31% on Black Friday and 23% on Thanksgiving, BigCommerce merchants grew significantly faster than overall ecommerce,” said Brent Bellm, chief executive officer at BigCommerce. “Our merchants sell more by taking advantage of BigCommerce’s industry-leading capabilities in customer experience, multi-storefront expansion and omnichannel selling.”

The first two days of Cyber Week paint a clear picture of what many retailers suspected heading into this holiday season: the retail landscape has changed dramatically. BigCommerce merchants began seeing holiday purchase spikes in October, yet shoppers continued to look for major savings on the traditional big deal days over the U.S. Thanksgiving weekend. And while the holiday season now stretches longer, the traditional Cyber Week shopping days are busier than ever with holiday ecommerce sales still on the rise.

For more results and analysis, read the full report on the BigCommerce blog.

Methodology

BigCommerce’s holiday shopping data is based on a comparison of total platform sales that occurred between Nov. 25-26, 2021, and Nov. 24-25, 2022. It represents information from thousands of small, mid-sized and enterprise retailers selling on the BigCommerce platform. Unless otherwise noted, the data is global.

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading open software-as-a-service (SaaS) ecommerce platform that empowers merchants of all sizes to build, innovate and grow their businesses online. BigCommerce provides merchants sophisticated enterprise-grade functionality, customization and performance with simplicity and ease-of-use. Tens of thousands of B2C and B2B companies across 150 countries and

Exhibit 99.1

numerous industries use BigCommerce to create beautiful, engaging online stores, including Ben & Jerry’s, Molton Brown, S.C. Johnson, Skullcandy, Solo Stove, Ted Baker and Vodafone. Headquartered in Austin, BigCommerce has offices in London, Kyiv, San Francisco, and Sydney. For more information, please visit www.bigcommerce.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

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Media Contact:

Brad Hem

pr@bigcommerce.com